Exhibit 99.1

FOR IMMEDIATE RELEASE November 5, 2008	Contact: Kim Dority (720) 407-6545 kdority@disaboom.com

DISABOOM ANNOUNCES NEW CHIEF EXECUTIVE OFFICER

Denver, CO – November 5, 2008 – Disaboom (OTCBB: DSBO, www.disaboom.com), the premier online community for people with disabilities, today announced that John Walpuck, Disaboom’s President and CFO, has been appointed CEO, in addition to his existing duties.

“We’re very excited that John will be stepping into this important role for Disaboom,” notes J.W. Roth, co-founder, Chairman, and formerly the CEO. “This will finally allow me to focus on presenting the Disaboom story to the investment community, and explore various alternatives to increase shareholder value – while John expands his strategic as well as his day-to-day leadership role with the company.”

Walpuck, who joined Disaboom in April 2007, brings over 20 years of experience in financial operations, corporate development, and general management to the Company, and over 15 years of experience in the Internet and web-based software industries. Prior to joining Disaboom, Mr. Walpuck served as the Senior Vice President and Chief Financial Officer of Nine Systems, a San Diego based streaming media software services company acquired by Akamai (Nasdaq: AKAM) in 2006. A CPA and CMA, Mr. Walpuck also holds an MBA from the University of Chicago.

The leadership transition comes at a time when Disaboom has experienced significant gains across all major operational metrics, and is aggressively managing its cash expenditures in this turbulent economic environment. For the third quarter and October 2008, Disaboom reports and has reported the following preliminary results:

•	38 percent growth in revenues over the previous quarter, or approximately $195,000 in online CPM advertising, sponsorship, and marketplace revenues
•	54 percent increase in CPM advertising and sponsorship billings over the previous quarter to approximately $223,000
•	Marketplace (launched July 2008) sales of approximately $140,000 for the quarter ending September 30, 2008, with an increase of 66 percent in October versus September 2008
•	200 percent increase in cash collections over the previous quarter, including checks received on October 1, 2008, or approximately $385,000 in collections
•	$3.2 million cash balance as of September 30, 2008
•	80 percent reduction in online media/advertising expenditures versus the previous quarter
•	20 percent reduction in total cash operating expenses versus the previous quarter
•	60 percent increase in monthly unique visitors from August to September 2008, and an additional 50 percent increase from September to October 2008, reaching over 620,000

“We are entering a new phase in the development and growth of our website and our community,” states CEO John Walpuck. “Multiple enhancements to our website have resulted in dramatic improvements in site performance and greater community engagement over the past 60 days, at the same time that our traffic has increased substantially. It’s an exciting time to be stepping into this leadership role, we’re moving toward our goal of becoming cash flow positive, and it’s a great time to be leading what we believe will become one of the leading players in the online health community market.”

About Disaboom
Disaboom, Inc. was founded as a dynamic, diverse, and interactive online community dedicated to constantly improving the way people with disabilities or functional limitations live their lives. It also serves as a comprehensive online resource not only for people living with such conditions, but also for their immediate families and friends, caregivers, recreation and rehabilitation providers, and employers. More than 54 million American adults live with disabilities or functional limitations today in the United States alone. Founded and designed by doctors and fellow disaboomers to meet this community’s specific needs, www.disaboom.com brings together content and tools, ranging from specialized health information to social networking to daily living resources, in a single interactive site.

This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on current expectations, estimates, forecasts, and projections about the industry in which the Company operates and the beliefs and assumptions of the Company’s management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “may,” variations of such words, and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of the Company’s future financial performance, the continuing development of the Company’s website, the prospects for selling advertising on the website and new visitors and visitor page views related to advertising agreements, the Company’s anticipated growth and potentials in its business, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified under “Risk Factors” in our Form 10-K for the year ended December 31, 2007. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements.

SOURCE: Disaboom

http://www.disaboom.com